Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-87948) and Registration Statement (No. 333-125621) on Form S-8 of Cimarex Energy Co. of our report dated June 21, 2006, pertaining to the financial statements and supplemental schedule of the Cimarex Energy Co. 401(k) Plan as of December 31, 2005 and 2004 and for the year ended December 31, 2005 appearing in this Annual Report on Form 11-K of Cimarex Energy Co. 401(k) Plan.

/s/ Anton Collins Mitchell LLP

Denver, Colorado
June 21, 2006